Press Release

F.N.B. Corporation Reports Fourth Quarter and Full Year 2018 Earnings per Share of $0.30 and $1.12, Respectively
Full Year 2018 Earnings per Share Increases 78%
PITTSBURGH, PA - January 22, 2019 -- F.N.B. Corporation (NYSE: FNB) reported earnings for the fourth quarter of 2018 with net income available to common stockholders of $98.1 million, or $0.30 per diluted common share. Comparatively, fourth quarter of 2017 net income available to common stockholders totaled $22.1 million, or $0.07 per diluted common share, and third quarter of 2018 net income available to common stockholders totaled $98.8 million, or $0.30 per diluted common share. For the full year of 2018, net income available to common stockholders was $364.8 million or $1.12 per diluted common share, compared to the full year of 2017 of $191.2 million or $0.63 per diluted common share.
Both reported and operating earnings per diluted common share for the fourth quarter of 2018 were $0.30. Comparatively, fourth quarter of 2017 operating earnings per diluted common share (non-GAAP) was $0.24, which excludes the impact of merger-related expenses of $1.1 million and the impact of a reduction in the valuation of net deferred tax assets of $54.0 million due to the enactment of the Tax Cuts and Jobs Act (TCJA) during the quarter. Third quarter of 2018 operating earnings per diluted common share (non-GAAP) was $0.29, excluding a $5.1 million gain recognized from the sale of Regency Finance Company (Regency).
For the full year of 2018, operating net income per diluted common share (non-GAAP) was $1.13, excluding a $5.1 million gain recognized from the sale of Regency, the impact of $6.6 million of costs related to branch consolidations and the impact of a $0.9 million discretionary 401(k) contribution made following tax reform. In comparison, full-year 2017 operating net income per diluted common share (non-GAAP) was $0.93, which excludes the impact of merger-related expenses of $56.5 million, the impact of merger-related net securities gains of $2.6 million and the previously-mentioned reduction in the valuation of net deferred tax assets of $54.0 million.
“We are very pleased with the record earnings and the significant revenue milestones our team achieved this year.   The team continued to drive solid loan and deposit growth while maintaining our controlled approach to risk management," commented Chairman, President, and Chief Executive Officer Vincent J. Delie, Jr. "During the second half of 2018, we created additional operating leverage through disciplined expense management while also investing in technology, infrastructure, and most importantly, our people. We begin 2019 in a more favorable capital position after a successful 2018 where we generated record earnings of $365 million that enabled us to return $165 million directly to our shareholders, while increasing our capital ratios and building tangible book value per share.  As we move forward, we are better-positioned to establish new customer relationships in our existing markets and deepen existing customer relationships as we serve their financial needs.  Our commitment to driving organic growth, focusing on improving efficiency, and building a strong and differentiated brand, will create incremental value for all of our constituencies."

Fourth Quarter 2018 Highlights
(All comparisons refer to the fourth quarter of 2017, except as noted)

•	Growth in total average loans was $1.1 billion, or 5.4%, with average commercial loan growth of $582 million, or 4.5%, and average consumer loan growth of $546 million, or 7.0%.

•
Total average deposits grew $1.3 billion, or 5.8%, including an increase in average non-interest-bearing deposits of $396 million, or 7.0%, and an increase in average time deposits of $813 million, or 17.8%.

•	The loan to deposit ratio was 94.4% at December 31, 2018, compared to 93.7%.

•
The net interest margin (FTE) (non-GAAP) declined 20 basis points to 3.29% from 3.49%, primarily due to the sale of Regency in the third quarter of 2018. Regency contributed 14 basis points to net interest margin in the fourth quarter of 2017. The decline also reflected a 3 basis point decrease in the fully taxable equivalent adjustment related to the impact of tax reform, as well as a 2 basis point decrease in the contribution from incremental purchase accounting accretion.

•	Total revenue increased 1.9% to $301 million, reflecting a 1.0% increase in net interest income and a 5.1% increase in non-interest income.

•	Non-interest income increased $3.3 million, or 5.1%, with increases in trust services, securities commissions and fees, and capital markets of 10.1%, 12.6%, and 5.4%, respectively.

•	The efficiency ratio equaled 54.1%, compared to 53.1% in the fourth quarter of 2017 and 53.7% in the third quarter of 2018.

•	The annualized net charge-offs to total average loans ratio increased slightly to 0.24% from 0.22%.

•	The ratio of the allowance for credit losses to total loans and leases decreased slightly to 0.81%, compared to 0.84%.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.  "Incremental purchase accounting accretion" refers to the difference between total accretion and the estimated coupon interest income on acquired loans. "Organic growth" refers to growth excluding the benefit of initial balances from acquisitions.

Quarterly Results Summary	4Q18	3Q18	4Q17
Reported results
Net income available to common stockholders (millions)	$98.1	$98.8	$22.1
Net income per diluted common share	$0.30	$0.30	$0.07
Book value per common share (period-end)	$13.88	$13.62	$13.30
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$98.1	$94.7	$76.8
Operating net income per diluted common share	$0.30	$0.29	$0.24
Tangible common equity to tangible assets (period-end)	7.05%	6.89%	6.74%
Tangible book value per common share (period-end)	$6.68	$6.44	$6.06
Average Diluted Common Shares Outstanding (thousands)	325,556	325,653	325,229
Significant items influencing earnings[1] (millions)
Pre-tax merger-related expenses	$—	$—	$(1.1)
After-tax impact of merger-related expenses	$—	$—	$(0.7)
Reduction in valuation of deferred tax assets	$—	$—	$(54.0)
Pre-tax gain on sale of subsidiary	$—	$5.1	$—
After-tax impact of gain on sale of subsidiary	$—	$4.1	$—
(1) Favorable (unfavorable) impact on earnings
Year-to-Date Results Summary	2018	2017
Reported results
Net income available to common stockholders (millions)	$364.8	$191.2
Net income per diluted common share	$1.12	$0.63
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$366.7	$281.2
Operating net income per diluted common share	$1.13	$0.93
Average Diluted Common Shares Outstanding (thousands)	325,624	303,858
Significant items influencing earnings[1] (millions)
Pre-tax merger-related expenses	$—	$(56.5)
After-tax impact of merger-related expenses	$—	$(37.7)
Pre-tax merger-related net securities gains	$—	$2.6
After-tax impact of net merger-related securities gains	$—	$1.7
Reduction in valuation of deferred tax assets	$—	$(54.0)
Pre-tax discretionary 401(k) contribution	$(0.9)	$—
After-tax impact of discretionary 401(k) contribution	$(0.7)	$—
Pre-tax gain on sale of subsidiary	$5.1	$—
After-tax impact of gain on sale of subsidiary	$4.1	$—
Pre-tax branch consolidation costs	$(6.6)	$—
After-tax impact of branch consolidation costs	$(5.2)	$—
(1) Favorable (unfavorable) impact on earnings.

Fourth Quarter 2018 Results – Comparison to Prior-Year Quarter
Net interest income totaled $232.2 million, increasing $2.2 million, or 1.0%. The net interest margin (FTE) (non-GAAP) declined 20 basis points to 3.29%, primarily due to the sale of Regency, and included $8.3 million of incremental purchase accounting accretion and $0.9 million of cash recoveries, compared to $4.7 million and $5.3 million, respectively, in the fourth quarter of 2017. Regency contributed 14 basis points to the net interest margin in the fourth quarter of 2017. The impact of the tax-equivalent adjustment to net interest margin decreased to 0.06%, compared to 0.09% in the same quarter last year, due to the impact of tax reform. Total average earning assets increased $1.6 billion, or 6.0%, due primarily to average loan growth of $1.1 billion.
Average loans totaled $21.9 billion and increased 5.4% due to solid growth in the commercial and consumer portfolios. Average commercial loan growth totaled $582 million, or 4.5%, led by strong commercial activity in the Cleveland and Mid-Atlantic (Greater Baltimore-Washington D.C. markets) regions and continued growth in the equipment finance and asset-based lending businesses. Average consumer loan growth was $546 million, or 7.0%, as growth in indirect auto loans of $467 million, or 32.4%, and residential mortgage loans of $393 million, or 14.8%, was partially offset by declines in average direct installment loans and consumer lines of credit.
Average deposits totaled $23.5 billion, an increase of $1.3 billion, or 5.8%, reflecting growth in non-interest-bearing deposits of $396 million, or 7.0%, and growth in time deposits of $813 million, or 17.8%, partially offset by a decline in interest checking of $164 million, or 3.3%. The growth in non-interest-bearing deposits reflected continued successful efforts to attract new corporate customers and deepen commercial relationships across our footprint. The loan-to-deposit ratio was 94.4% at December 31, 2018, compared to 93.7% at December 31, 2017.
Non-interest income totaled $68.4 million, increasing $3.3 million, or 5.1%, reflecting continued growth in our fee-based businesses. Trust services increased $0.6 million, or 10.1%, and securities commissions and fees increased $0.5 million, or 12.6%, reflecting organic growth and increased brokerage activity, notably in the Carolina markets. Capital markets income increased $0.3 million, or 5.4%, primarily attributable to strong commercial swap activity, as well as increased syndication fees. Additionally, dividends on non-marketable equity securities increased $1.5 million, or 64.1%. These increases were partially offset by a decline in mortgage banking income of $1.1 million, or 19.2%, attributable to lower sold volume and gain-on-sale margins.
Non-interest expense totaled $169.7 million, increasing 1.9%. The prior year quarter included $1.1 million of merger-related expenses. The primary driver of the increase in non-interest expense was a 7.0% increase in salaries and employee benefits due to increasing the minimum wage for FNB hourly employees, normal annual merit increases and higher incentive compensation from business activities. The efficiency ratio (non-GAAP) was 54.1%, up slightly from 53.1%.
The ratio of non-performing loans and other real estate owned (OREO) to total loans and OREO decreased 5 basis points to 0.61%. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO decreased 20 basis points to 0.61%. Total delinquency remains at satisfactory levels, and total originated delinquency, defined as total past due and non-accrual originated loans as a percentage of total originated loans, improved 24 basis points to 0.64%, compared to 0.88% at December 31, 2017.
The provision for credit losses totaled $15.2 million, compared to $16.7 million. Net charge-offs totaled $13.4 million, or 0.24% annualized of total average loans, compared to $11.3 million, or 0.22%. For the originated portfolio, net charge-offs were $12.1 million, or 0.27% annualized of total average originated loans, compared to $13.1 million or 0.35% annualized of total average originated loans. The ratio of the allowance for credit losses to total loans and leases was 0.81% and 0.84% at December 31, 2018 and December 31, 2017, respectively. For the originated portfolio, the allowance for credit losses to total originated loans was 0.95%, compared to 1.10% at December 31, 2017.
The effective tax rate in the fourth quarter of 2018 was 13.5%, benefiting from the lower corporate income tax rate and renewable energy tax credits obtained via lease financing. Income taxes for the fourth quarter of 2017 included the impact of a $54.0 million reduction in the valuation of deferred tax assets reflecting the passage of the TCJA, which lowered the U.S. corporate income tax rate from 35% to 21% as of January 1, 2018.

The tangible common equity to tangible assets ratio (non-GAAP) increased 31 basis points to 7.05% at December 31, 2018, compared to 6.74% at December 31, 2017. The tangible book value per common share (non-GAAP) was $6.68 at December 31, 2018, an increase of $0.62 from $6.06 at December 31, 2017.
Fourth Quarter 2018 Results – Comparison to Prior Quarter
Net interest income totaled $232.2 million, decreasing $2.5 million or 1.1%. The net interest margin (FTE) (non-GAAP) declined 7 basis points to 3.29% and included $8.3 million of incremental purchase accounting accretion and $0.9 million of cash recoveries, compared to $5.9 million and $1.5 million, respectively. Regency contributed $5.6 million to net interest income, or 8 basis points to net interest margin, in the third quarter. Total average earning assets increased $277 million, or 3.9% annualized, due to average loan growth of $165 million and a $125 million increase in average securities.
Average loans totaled $21.9 billion and increased $165 million, or 3.0% annualized, with average commercial loan growth of $81 million, or 2.4% annualized, and average consumer loan growth of $84 million, or 4.1% annualized. Commercial balances included growth of $136 million, or 11.5% annualized, in commercial and industrial loans and commercial leases, partially offset by a decline of $56 million, or 2.5% annualized, in commercial real estate. Consumer balances reflected continued growth in residential mortgage loans of $131 million, or 17.9% annualized, and indirect auto loans of $77 million, or 16.7% annualized, partially offset by declines in direct installment loans and consumer lines of credit.
Average deposits totaled $23.5 billion and increased $368 million, or 6.3% annualized, due primarily to growth in money market balances related to seasonal inflows of municipal deposits, and growth in average time deposits and average non-interest-bearing deposits of $118 million and $63 million, respectively. The growth in non-interest-bearing deposits primarily reflected successful efforts to attract new corporate customers and deepen commercial relationships during the quarter. The loan-to-deposit ratio was 94.4% at December 31, 2018, compared to 92.9% at September 30, 2018.
Non-interest income totaled $68.4 million, decreasing $6.4 million, or 8.6%. Excluding the previously-mentioned gain on the sale of Regency in the third quarter of 2018, non-interest income decreased $1.3 million, or 1.8%. The decline was primarily due to a decrease in insurance commissions and fees of $1.4 million attributable to lower seasonal activity and $0.5 million of Regency-related insurance activity, and a $1.5 million decrease in mortgage banking income, reflecting lower gain-on-sale margins and lower sold volume during the quarter. Capital markets, trust services and brokerage produced strong fee income contributions, consistent with the prior quarter.
Non-interest expense totaled $169.7 million, a decrease of $1.0 million, or 0.6%. The primary drivers of the fourth quarter decrease in non-interest expense were a $2.7 million decrease in FDIC insurance expense and a $0.4 million decrease in outside services, partially offset by a $2.6 million, or 2.9%, increase in salaries and employee benefits resulting from higher medical insurance expense and incentive compensation related to business activities. The efficiency ratio (non-GAAP) was at a solid level of 54.1%, consistent with 53.7%.
The ratio of non-performing loans and OREO to total loans and OREO decreased 2 basis points to 0.61%. For the originated portfolio, the ratio of non-performing loans and OREO to total loans and OREO decreased 12 basis points to 0.61%. Total delinquency remains at satisfactory levels, and total originated delinquency, defined as total past due and non-accrual originated loans as a percentage of total originated loans, decreased 15 basis points to 0.64%, compared to 0.79% at September 30, 2018.
The provision for credit losses totaled $15.2 million, compared to $16.0 million. Net charge-offs totaled $13.4 million, or 0.24% annualized of total average loans, compared to $14.7 million, or 0.27% annualized in the prior quarter. For the originated portfolio, net charge-offs were $12.1 million, or 0.27% annualized of total average originated loans, compared to $14.2 million or 0.33% annualized. The ratio of the allowance for credit losses to total loans and leases was 0.81% at both December 31, 2018 and September 30, 2018. For the originated portfolio, the allowance for credit losses to total originated loans declined to 0.95% from 1.00% at September 30, 2018, directionally consistent with credit quality performance.

The effective tax rate was 13.5%, compared to 18.0%. The decrease is primarily attributable to renewable energy tax credits related to lease financing projects.
The tangible common equity to tangible assets ratio (non-GAAP) increased 16 basis points to 7.05% at December 31, 2018, compared to 6.89% at September 30, 2018. The tangible book value per common share (non-GAAP) was $6.68 at December 31, 2018, an increase of $0.24 from September 30, 2018.
2018 Full Year - Comparison to Prior Year
Net interest income totaled $932.5 million, increasing $86.1 million, or 10.2%, reflecting average earning asset growth of $2.7 billion, or 10.7%. The net interest margin (FTE) (non-GAAP) contracted 4 basis points to 3.39%, reflecting a lower FTE adjustment due to the lower federal statutory tax rate. The tax-equivalent adjustment to net interest margin was 0.05%, compared to 0.08%. Higher yields on earning assets and higher incremental purchase accounting accretion were offset by higher rates paid on deposits and borrowings. The full year of 2018 included $14.4 million of higher incremental purchase accounting accretion and $2.5 million of higher cash recoveries, compared to the full year of 2017, reflecting improved credit quality.
Average loans totaled $21.6 billion, an increase of $2.1 billion, or 10.6%, due to the benefit from acquired balances and continued organic growth. Organic growth in total average loans equaled $1.1 billion, or 5.4%. Organic growth in average commercial loans totaled $575 million, or 4.4%, led by strong commercial activity in the Cleveland and Mid-Atlantic (Greater Baltimore-Washington D.C. markets) regions and continued growth in the equipment finance and asset-based lending businesses. Total average organic consumer loan growth of $533 million, or 7.1%, was led by strong growth in residential mortgage loans of $393 million and indirect auto loans of $364 million, partially offset by declines in consumer credit lines and direct installment balances. Average deposits totaled $22.8 billion and increased $2.4 billion, or 11.6%, due to the benefit of acquired balances and average organic growth of $1.4 billion, or 6.6%.
Non-interest income totaled $275.7 million, increasing $23.2 million, or 9.2%. Excluding the $5.1 million gain on the sale of Regency and $3.7 million loss on fixed assets related to branch consolidations in 2018 and the $2.6 million of merger-related net securities gains in 2017, non-interest income increased $24.4 million, or 9.7%, attributable to the continued growth of our fee-based businesses of trust services, brokerage, capital markets, and mortgage banking. Those businesses grew revenue 11.7%, 14.8%, 28.7%, and 9.8%, respectively.
Non-interest expense totaled $694.5 million, increasing $13.0 million, or 1.9%. The full year of 2018 included $2.9 million of branch consolidation expenses and a $0.9 million discretionary 401(k) contribution made following tax reform, while 2017 included $56.5 million of merger-related expenses. Excluding these expenses, total non-interest expense increased $65.7 million, or 10.5%, with the increase primarily attributable to the expanded operations in North and South Carolina. The efficiency ratio (non-GAAP) was 54.8%, compared to 54.2% in 2017.
The provision for credit losses was $61.2 million, compared to $61.1 million. Net charge-offs totaled $56.0 million, or 0.26%, of total average loans, compared to $43.8 million, or 0.22% in 2017. Originated net charge-offs were 0.31% of total average originated loans, compared to 0.33%. Net charge-offs during 2018 included $13.4 million, or 0.06% on a GAAP basis, related to a sale of nonperforming loans and the sale of Regency. Both actions had no associated provision impact.
The effective tax rate was 17.6%, and benefited from the lower corporate income tax rate and renewable energy tax credits obtained via lease financing. Income taxes for 2017 were affected by merger-related items and the impact of a $54.0 million reduction in the valuation of deferred tax assets reflecting the passage of the TCJA, which lowered the U.S. corporate income tax rate from 35% to 21% as of January 1, 2018.
Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP”.
Management believes charges such as merger expenses, branch consolidation costs and special one-time employee 401(k) contributions related to tax reform are not organic costs to run our operations and facilities. The merger expenses and branch consolidation charges principally represent expenses to satisfy contractual obligations of the acquired entity or closed branch without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction. Similarly, gains derived from the sale of a business are not organic to our operations.
To provide more meaningful comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP).  Taxable-equivalent amounts for the 2018 period were calculated using a federal income tax rate of 21% provided under the TCJA (effective January 1, 2018).  Amounts for the 2017 periods were calculated using the previously applicable statutory federal income tax rate of 35%.

Cautionary Statement Regarding Forward-Looking Information
A number of statements (i) in this earnings release, (ii) in our presentations, and (iii) in our responses to questions on our conference call discussing our quarterly results and transactions, strategies and plans may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations relative to business and financial metrics, our outlook regarding revenues, expenses, earnings, liquidity, asset quality and statements regarding the impact of technology enhancements and customer and business process improvements.
Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risk, uncertainties and unforeseen events which may cause actual results to differ materially from future results expressed, projected or implied by these forward-looking statements. All forward-looking statements speak only as of the date they are made and are based on information available at that time. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events, except as required by federal securities laws. Further, it is not possible to assess the effect of all risk factors on our business to the extent to which any one risk factor or compilation thereof may cause actual results to differ materially from those contained in any forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
Such forward-looking statements may be expressed in a variety of ways, including the use of future and present tense language expressing expectations or predictions of future financial or business performance or conditions based on current performance and trends. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. In addition to factors previously disclosed in our reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates, deposit costs and capital markets; changes or errors in the methodologies, models, assumptions and estimates we use to prepare our financial statements, make business decisions and manage risks; inflation; inability to effectively grow and expand our customer bases; our ability to execute on key priorities, including successful completion of acquisitions and dispositions, business retention, expansion plans, strategic plans and attracting, developing and retaining key executives; potential difficulties encountered in operating in new and remote geographic markets; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business and technology initiatives; economic conditions in the various regions in which we operate; competitive conditions, including increased competition through internet, mobile banking, fintech, and other non-traditional competitors; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with acquisitions and divestitures; the inability to originate and re-sell mortgage loans in accordance with business plans; our inability to effectively manage our economic exposure and GAAP earnings exposure to interest rate volatility, including availability of appropriate derivative financial investments needed for interest rate risk management purposes; economic conditions; interruption in or breach of security of our information systems; the failure of third parties and vendors to comply with their obligations to us, including related to care, control, and protection of such information; the evolution of various types of fraud or other criminal behavior to which we are exposed; integrity and functioning of products, information systems and services provided by third party external vendors; changes in tax rules and regulations or interpretations including, but not limited to, the recently enacted TCJA; changes in or anticipated impact of accounting policies, standards and interpretations; ability to maintain adequate liquidity to fund our operations; changes in asset valuations; the initiation of significant legal or regulatory proceedings against us and the outcome of any significant legal or regulatory proceeding including, but not limited to, actions by federal or state authorities and class action cases, new decisions that result in changes to previously settled law or regulation, and any unexpected court or regulatory rulings; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Consumer Financial Protection Bureau, the Federal Deposit Insurance Corporation and legislative and regulatory actions and reforms.
The risks identified here are not exclusive. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described in our Annual Report on Form 10-K (including MD&A section) for the year ended December 31, 2017, our subsequent 2018 Quarterly Reports on Form 10-Q's (including the risk factors and risk management discussions) and our other subsequent filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. We have included our web address as an inactive textual reference only. Information on our website is not part of this earnings release.

Conference Call
FNB's Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, will host a conference call to discuss the Company's financial results on Tuesday, January 22, 2019, at 8:30 AM ET.
Participants are encouraged to pre-register for the conference call at http://dpregister.com/10127206. Callers who pre-register will be provided a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.
Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 or (412) 317-5133 for international callers. Participants should ask to be joined into the F.N.B. Corporation call.
Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the "Investor Relations and Shareholder Services" section of the Corporation's website at www.fnbcorporation.com. Access to the live webcast will begin approximately 30 minutes prior to the start of the call.
Presentation Materials: Presentation slides and the earnings release will also be available prior to the start of the call on the "Investor Relations and Shareholder Services" section of the Corporation's website at www.fnbcorporation.com.
A replay of the call will be available shortly after the completion of the call until midnight ET on Tuesday, January 29, 2019. The replay can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the conference replay access code is 10127206. Following the call, the related presentation materials will be posted to the "Investor Relations and Shareholder Services" section of F.N.B. Corporation's website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in six states. FNB holds a significant retail deposit market share in attractive markets including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of approximately $33 billion, and approximately 400 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina.
FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.
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Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com;
Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				4Q18	4Q18	For the Twelve Months Ended December 31,		%
	4Q18	3Q18	4Q17	3Q18	4Q17	2018	2017	Var.
Interest Income
Loans and leases, including fees	$265,218	$259,744	$239,313	2.1	10.8	$1,021,951	$861,867	18.6
Securities:
Taxable	32,273	30,467	25,470	5.9	26.7	118,614	97,728	21.4
Tax-exempt	7,474	7,259	6,066	3.0	23.2	28,287	19,741	43.3
Dividends	—	—	3	—	n/m	—	88	n/m
Other	375	345	233	8.7	60.9	1,347	902	49.3
Total Interest Income	305,340	297,815	271,085	2.5	12.6	1,170,199	980,326	19.4
Interest Expense
Deposits	46,531	38,175	24,102	21.9	93.1	142,224	71,582	98.7
Short-term borrowings	21,247	19,576	11,949	8.5	77.8	74,439	43,969	69.3
Long-term borrowings	5,320	5,277	4,998	0.8	6.4	21,047	18,341	14.8
Total Interest Expense	73,098	63,028	41,049	16.0	78.1	237,710	133,892	77.5
Net Interest Income	232,242	234,787	230,036	(1.1)	1.0	932,489	846,434	10.2
Provision for credit losses	15,203	15,975	16,699	(4.8)	(9.0)	61,227	61,073	0.3
Net Interest Income After Provision for Credit Losses	217,039	218,812	213,337	(0.8)	1.7	871,262	785,361	10.9
Non-Interest Income
Service charges	32,363	31,922	31,549	1.4	2.6	125,476	120,432	4.2
Trust services	6,506	6,395	5,911	1.7	10.1	25,818	23,121	11.7
Insurance commissions and fees	3,609	5,001	4,546	(27.8)	(20.6)	18,312	19,063	(3.9)
Securities commissions and fees	4,209	4,491	3,738	(6.3)	12.6	17,545	15,286	14.8
Capital markets income	5,198	5,100	4,930	1.9	5.4	21,366	16,603	28.7
Mortgage banking operations	4,509	5,962	5,577	(24.4)	(19.2)	21,940	19,977	9.8
Dividends on non-marketable equity securities	3,881	3,886	2,365	(0.1)	64.1	15,553	9,222	68.7
Bank owned life insurance	2,739	4,399	3,325	(37.7)	(17.6)	13,500	11,693	15.5
Net securities gains	3	—	21	—	(85.7)	34	5,916	(99.4)
Other	5,408	7,678	3,142	(29.6)	72.1	16,107	11,136	44.6
Total Non-Interest Income	68,425	74,834	65,104	(8.6)	5.1	275,651	252,449	9.2
Non-Interest Expense
Salaries and employee benefits	92,098	89,535	86,033	2.9	7.0	369,630	326,893	13.1
Net occupancy	13,743	14,219	14,655	(3.3)	(6.2)	59,679	53,787	11.0
Equipment	14,189	13,593	13,600	4.4	4.3	55,430	49,361	12.3
Amortization of intangibles	3,818	3,805	4,801	0.3	(20.5)	15,652	17,517	(10.6)
Outside services	16,736	17,176	14,148	(2.6)	18.3	65,682	56,113	17.1
FDIC insurance	6,137	8,821	8,956	(30.4)	(31.5)	32,959	32,902	0.2
Bank shares and franchise taxes	2,000	3,237	1,720	(38.2)	16.3	11,929	10,256	16.3
Merger-related	—	—	1,054	—	n/m	—	56,513	n/m
Other	20,986	20,343	21,562	3.2	(2.7)	83,571	78,199	6.9
Total Non-Interest Expense	169,707	170,729	166,529	(0.6)	1.9	694,532	681,541	1.9
Income Before Income Taxes	115,757	122,917	111,912	(5.8)	3.4	452,381	356,269	27.0
Income taxes	15,630	22,154	87,786	(29.4)	(82.2)	79,523	157,065	(49.4)
Net Income	100,127	100,763	24,126	(0.6)	315.0	372,858	199,204	87.2
Preferred stock dividends	2,011	2,010	2,011	—	—	8,041	8,041	—
Net Income Available to Common Stockholders	$98,116	$98,753	$22,115	(0.6)	343.7	$364,817	$191,163	90.8
Earnings per Common Share
Basic	$0.30	$0.30	$0.07	—	328.6	$1.13	$0.63	79.4
Diluted	0.30	0.30	0.07	—	328.6	1.12	0.63	77.8
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.48	0.48	—
n/m - not meaningful

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)				% Variance
				4Q18	4Q18
	4Q18	3Q18	4Q17	3Q18	4Q17
Assets
Cash and due from banks	$451	$397	$408	13.6	10.5
Interest-bearing deposits with banks	37	41	71	(9.8)	(47.9)
Cash and Cash Equivalents	488	438	479	11.4	1.9
Securities available for sale	3,341	3,299	2,765	1.3	20.8
Securities held to maturity	3,254	3,206	3,242	1.5	0.4
Loans held for sale	22	42	93	(47.6)	(76.3)
Loans and leases, net of unearned income	22,153	21,840	20,999	1.4	5.5
Allowance for credit losses	(180)	(178)	(175)	1.1	2.9
Net Loans and Leases	21,973	21,662	20,824	1.4	5.5
Premises and equipment, net	330	323	337	2.2	(2.1)
Goodwill	2,255	2,250	2,249	0.2	0.3
Core deposit and other intangible assets, net	79	80	92	(1.3)	(14.1)
Bank owned life insurance	537	534	527	0.6	1.9
Other assets	823	784	810	5.0	1.6
Total Assets	$33,102	$32,618	$31,418	1.5	5.4
Liabilities
Deposits:
Non-interest-bearing demand	$6,000	$6,019	$5,720	(0.3)	4.9
Interest-bearing demand	9,660	9,520	9,571	1.5	0.9
Savings	2,526	2,513	2,488	0.5	1.5
Certificates and other time deposits	5,269	5,448	4,621	(3.3)	14.0
Total Deposits	23,455	23,500	22,400	(0.2)	4.7
Short-term borrowings	4,129	3,680	3,679	12.2	12.2
Long-term borrowings	627	627	668	—	(6.1)
Other liabilities	283	286	262	(1.0)	8.0
Total Liabilities	28,494	28,093	27,009	1.4	5.5
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	3	3	3	—	—
Additional paid-in capital	4,049	4,046	4,033	0.1	0.4
Retained earnings	576	517	368	11.4	56.5
Accumulated other comprehensive loss	(106)	(127)	(83)	(16.5)	27.7
Treasury stock	(21)	(21)	(19)	—	10.5
Total Stockholders' Equity	4,608	4,525	4,409	1.8	4.5
Total Liabilities and Stockholders' Equity	$33,102	$32,618	$31,418	1.5	5.4

F.N.B. CORPORATION AND SUBSIDIARIES	4Q18			3Q18			4Q17
(Unaudited)		Interest	Average		Interest	Average		Interest	Average
(Dollars in thousands)	Average	Earned	Yield	Average	Earned	Yield	Average	Earned	Yield
	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate
Assets
Interest-bearing deposits with banks	$50,879	$375	2.93%	$46,588	$345	2.93%	$85,772	$233	1.08%
Taxable investment securities (2)	5,409,100	32,273	2.39	5,310,719	30,467	2.29	4,976,270	25,470	2.05
Non-taxable investment securities (1)	1,056,906	9,343	3.54	1,030,743	9,090	3.53	879,002	9,222	4.20
Loans held for sale	31,018	439	5.65	47,846	723	6.03	111,230	1,712	6.14
Loans and leases (1) (3)	21,940,195	266,357	4.82	21,774,929	260,590	4.75	20,811,856	240,045	4.58
Total Interest Earning Assets (1)	28,488,098	308,787	4.31	28,210,825	301,215	4.24	26,864,130	276,682	4.09
Cash and due from banks	381,429			367,764			369,977
Allowance for credit losses	(180,618)			(180,387)			(172,766)
Premises and equipment	324,562			323,682			336,527
Other assets	3,679,383			3,680,919			3,699,854
Total Assets	$32,692,854			$32,402,803			$31,097,722
Liabilities
Deposits:
Interest-bearing demand	$9,582,636	21,239	0.88	$9,324,789	16,492	0.70	$9,591,888	10,397	0.43
Savings	2,503,480	1,848	0.29	2,573,673	1,636	0.25	2,424,267	841	0.14
Certificates and other time	5,374,220	23,444	1.73	5,256,660	20,047	1.51	4,561,088	12,864	1.12
Short-term borrowings	3,727,878	21,247	2.25	3,863,563	19,576	2.00	3,551,840	11,949	1.33
Long-term borrowings	626,986	5,320	3.37	627,524	5,277	3.34	661,100	4,998	3.00
Total Interest-Bearing Liabilities	21,815,200	73,098	1.33	21,646,209	63,028	1.15	20,790,183	41,049	0.78
Non-interest-bearing demand deposits	6,029,364			5,966,581			5,632,924
Other liabilities	294,380			274,005			220,855
Total Liabilities	28,138,944			27,886,795			26,643,962
Stockholders' equity	4,553,910			4,516,008			4,453,760
Total Liabilities and Stockholders' Equity	$32,692,854			$32,402,803			$31,097,722
Net Interest Earning Assets	$6,672,898			$6,564,616			$6,073,947
Net Interest Income (FTE) (1)		235,689			238,187			235,633
Tax Equivalent Adjustment		(3,447)			(3,400)			(5,597)
Net Interest Income		$232,242			$234,787			$230,036
Net Interest Spread			2.98%			3.09%			3.31%
Net Interest Margin (1)			3.29%			3.36%			3.49%

(1)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21% in 2018 and 35% in 2017.

(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)
Average balances for loans include non-accrual loans.  Loans and leases consist of average total loans and leases less average unearned income.  The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES	Twelve Months Ended December 31,
(Unaudited)	2018			2017
(Dollars in thousands)		Interest	Average		Interest	Average
	Average	Earned	Yield	Average	Earned	Yield
	Outstanding	or Paid	or Rate	Outstanding	or Paid	or Rate
Assets
Interest-bearing deposits with banks	$62,100	$1,347	2.17%	$94,261	$894	0.95%
Federal funds sold	—	—	—	1,129	8	0.72
Taxable investment securities (2)	5,247,250	118,614	2.26	4,824,688	97,843	2.03
Non-taxable investment securities (1)	1,008,944	35,438	3.51	720,039	30,056	4.17
Loans held for sale	47,761	2,841	5.95	89,558	5,672	6.33
Loans and leases (1) (3)	21,581,629	1,025,229	4.75	19,520,234	864,619	4.43
Total Interest Earning Assets (1)	27,947,684	1,183,469	4.23	25,249,909	999,092	3.96
Cash and due from banks	366,971			344,791
Allowance for credit losses	(181,019)			(167,364)
Premises and equipment	329,151			324,092
Other assets	3,675,710			3,379,681
Total Assets	$32,138,497			$29,131,109
Liabilities
Deposits:
Interest-bearing demand	$9,396,339	62,876	0.67	$8,927,700	32,822	0.37
Savings	2,558,370	6,007	0.23	2,477,644	2,796	0.11
Certificates and other time	5,022,607	73,341	1.46	3,770,172	35,964	0.95
Short-term borrowings	3,917,858	74,439	1.89	3,761,297	43,969	1.16
Long-term borrowings	641,379	21,047	3.28	634,107	18,341	2.89
Total Interest-Bearing Liabilities	21,536,553	237,710	1.10	19,570,920	133,892	0.68
Non-interest-bearing demand deposits	5,843,429			5,264,256
Other liabilities	267,682			222,233
Total Liabilities	27,647,664			25,057,409
Stockholders' equity	4,490,833			4,073,700
Total Liabilities and Stockholders' Equity	$32,138,497			$29,131,109
Net Interest Earning Assets	$6,411,131			$5,678,989
Net Interest Income (FTE) (1)		945,759			865,200
Tax Equivalent Adjustment		(13,270)			(18,766)
Net Interest Income		$932,489			$846,434
Net Interest Spread			3.13%			3.28%
Net Interest Margin (1)			3.39%			3.43%

(1)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21% in 2018 and 35% in 2017.

(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)
Average balances for loans include non-accrual loans.  Loans and leases consist of average total loans and leases less average unearned income.  The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Twelve Months Ended December 31,
	4Q18	3Q18	4Q17	2018	2017
Performance Ratios
Return on average equity	8.72%	8.85%	2.15%	8.30%	4.89%
Return on average tangible equity (1)	18.39%	18.86%	5.13%	17.87%	10.71%
Return on average tangible common equity (1)	18.94%	19.44%	5.00%	18.41%	10.90%
Return on average assets	1.22%	1.23%	0.31%	1.16%	0.68%
Return on average tangible assets (1)	1.35%	1.37%	0.38%	1.29%	0.78%
Net interest margin (FTE) (2)	3.29%	3.36%	3.49%	3.39%	3.43%
Yield on earning assets (FTE) (2)	4.31%	4.24%	4.09%	4.23%	3.96%
Cost of interest-bearing liabilities	1.33%	1.15%	0.78%	1.10%	0.68%
Cost of funds	1.04%	0.90%	0.62%	0.87%	0.54%
Efficiency ratio (1)	54.13%	53.73%	53.09%	54.82%	54.25%
Effective tax rate	13.50%	18.02%	78.44%	17.58%	44.09%
Capital Ratios
Equity / assets (period end)	13.92%	13.87%	14.03%
Common equity / assets (period end)	13.60%	13.54%	13.69%
Leverage ratio	7.87%	7.75%	7.58%
Tangible equity / tangible assets (period end) (1)	7.39%	7.25%	7.11%
Tangible common equity / tangible assets (period end) (1)	7.05%	6.89%	6.74%
Common Stock Data
Average diluted shares outstanding	325,556,329	325,653,131	325,229,043	325,623,603	303,857,976
Period end shares outstanding	324,314,529	324,275,186	323,465,140
Book value per common share	$13.88	$13.62	$13.30
Tangible book value per common share (1)	$6.68	$6.44	$6.06
Dividend payout ratio (common)	39.97%	39.71%	176.51%	42.96%	74.61%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)
The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21% in 2018 and 35% in 2017.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in millions)
				Percent Variance
				4Q18	4Q18
	4Q18	3Q18	4Q17	3Q18	4Q17
Balances at period end
Loans and Leases:
Commercial real estate	$8,786	$8,846	$8,742	(0.7)	0.5
Commercial and industrial	4,556	4,364	4,170	4.4	9.3
Commercial leases	373	346	267	7.8	39.7
Other	46	35	17	31.4	170.6
Commercial loans and leases	13,761	13,591	13,196	1.3	4.3
Direct installment	1,764	1,778	1,906	(0.8)	(7.5)
Residential mortgages	3,113	2,985	2,703	4.3	15.2
Indirect installment	1,933	1,881	1,448	2.8	33.5
Consumer LOC	1,582	1,605	1,746	(1.4)	(9.4)
Consumer loans	8,392	8,249	7,803	1.7	7.5
Total loans and leases	$22,153	$21,840	$20,999	1.4	5.5

				Percent Variance
Average balances				4Q18	4Q18	For the Twelve Months Ended December 31,		%
Loans and Leases:	4Q18	3Q18	4Q17	3Q18	4Q17	2018	2017	Var.
Commercial real estate	$8,768	$8,824	$8,680	(0.6)	1.0	$8,800	$8,106	8.6
Commercial and industrial	4,460	4,333	4,076	2.9	9.4	4,334	3,800	14.0
Commercial leases	350	341	242	2.6	44.5	313	217	44.0
Other	47	47	45	1.5	5.0	48	47	3.3
Commercial loans and leases	13,625	13,545	13,043	0.6	4.5	13,495	12,170	10.9
Direct installment	1,770	1,855	1,916	(4.6)	(7.6)	1,848	1,920	(3.8)
Residential mortgages	3,046	2,914	2,653	4.5	14.8	2,875	2,395	20.1
Indirect installment	1,908	1,831	1,441	4.2	32.4	1,711	1,347	27.0
Consumer LOC	1,591	1,630	1,759	(2.4)	(9.5)	1,653	1,688	(2.1)
Consumer loans	8,315	8,230	7,769	1.0	7.0	8,087	7,350	10.0
Total loans and leases	$21,940	$21,775	$20,812	0.8	5.4	$21,582	$19,520	10.6

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				Percent Variance
(Dollars in millions)				4Q18	4Q18
Asset Quality Data	4Q18	3Q18	4Q17	3Q18	4Q17
Non-Performing Assets
Non-performing loans (1)
Non-accrual loans	$79	$80	$75	(1.3)	5.3
Restructured loans	21	22	23	(4.5)	(8.7)
Non-performing loans	100	102	98	(2.0)	2.0
Other real estate owned (OREO) (2)	35	36	41	(2.8)	(14.6)
Total non-performing assets	$135	$138	$139	(2.2)	(2.9)
Non-performing loans / total loans and leases	0.45%	0.47%	0.47%
Non-performing loans / total originated loans and leases (3)	0.44%	0.54%	0.57%
Non-performing loans + OREO / total loans and leases + OREO	0.61%	0.63%	0.66%
Non-performing loans + OREO / total originated loans and leases + OREO (3)	0.61%	0.73%	0.81%
Non-performing assets / total assets	0.41%	0.42%	0.44%
Delinquency - Originated Portfolio (3)
Loans 30-89 days past due	$53	$62	$62	(14.5)	(14.5)
Loans 90+ days past due	5	4	9	25.0	(44.4)
Non-accrual loans	58	72	64	(19.4)	(9.4)
Total past due and non-accrual loans	$116	$138	$135	(15.9)	(14.1)
Total past due and non-accrual loans / total originated loans	0.64%	0.79%	0.88%
Delinquency - Acquired Portfolio (4) (5)
Loans 30-89 days past due	$46	$61	$67	(24.6)	(31.3)
Loans 90+ days past due	53	61	90	(13.1)	(41.1)
Non-accrual loans	21	8	11	162.5	90.9
Total past due and non-accrual loans	$120	$130	$168	(7.7)	(28.6)
Delinquency - Total Portfolio
Loans 30-89 days past due	$99	$123	$129	(19.5)	(23.3)
Loans 90+ days past due	58	65	99	(10.8)	(41.4)
Non-accrual loans	79	80	75	(1.3)	5.3
Total past due and non-accrual loans	$236	$268	$303	(11.9)	(22.1)

(1)	Does not include loans acquired at fair value ("acquired portfolio").
(2)	Includes all other real estate owned, including those balances acquired through business combinations that have been in acquired loans prior to foreclosure.
(3)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(4)
"Acquired Portfolio" or "Acquired Loans" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because acquired loans are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for credit losses recognized subsequent to acquisition.

(5)	Represents contractual balances.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				Percent Variance
(Dollars in millions)				4Q18	4Q18	For the Twelve Months Ended December 31,		%
Allowance Rollforward	4Q18	3Q18	4Q17	3Q18	4Q17	2018	2017	Var.

Allowance for Credit Losses - Originated Portfolio (2)
Balance at beginning of period	$174	$173	$163	0.6	6.7	$168	$151	11.3
Provision for credit losses	11	14	19	(21.4)	(42.1)	56	65	(13.8)
Net loan charge-offs	(12)	(14)	(14)	(14.3)	(14.3)	(51)	(47)	8.5
Allowance for credit losses - originated portfolio (2)	$173	$173	$168	—	3.0	$173	$169	2.4
Allowance for credit losses (originated loans and leases) / total originated loans and leases (2)	0.95%	1.00%	1.10%
Allowance for credit losses (originated loans and leases) / total non-performing loans (1)	219.93%	183.87%	193.61%
Net loan charge-offs on originated loans and leases (annualized) / total average originated loans and leases (2)	0.27%	0.33%	0.35%			0.31%	0.33%
Allowance for Credit Losses - Acquired Portfolio (3)
Balance at beginning of period	$4	$4	$7	—	(42.9)	$7	$7	—
Provision for credit losses	4	1	(2)	300.0	(300.0)	5	(4)	(225.0)
Net loan (charge-offs)/recoveries	(1)	—	2	n/m	(150.0)	(5)	3	(266.7)
Allowance for credit losses - acquired portfolio (3)	$7	$5	$7	40.0	—	$7	$6	16.7
Allowance for Credit Losses - Total Portfolio
Balance at beginning of period	$178	$177	$170	0.6	4.7	$175	$158	10.8
Provision for credit losses	15	15	17	—	(11.8)	61	61	—
Net loan (charge-offs)/recoveries	(13)	(14)	(12)	(7.1)	8.3	(56)	(44)	27.3
Total allowance for credit losses	$180	$178	$175	1.1	2.9	$180	$175	2.9
Allowance for credit losses / total loans and leases	0.81%	0.81%	0.84%
Net loan charge-offs (annualized) / total average loans and leases	0.24%	0.27%	0.22%			0.26%	0.22%
n/m - not meaningful

(1)	Does not include loans acquired at fair value ("acquired portfolio").
(2)	"Originated Portfolio" or "Originated Loans and Leases" equals loans and leases not included by definition in the Acquired Portfolio.
(3)
"Acquired Portfolio" or "Acquired Loans" equals loans acquired at fair value, accounted for in accordance with ASC 805. The risk of credit loss on these loans has been considered by virtue of our estimate of acquisition-date fair value and these loans are considered accruing as we primarily recognize interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.  Because acquired loans are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for credit losses recognized subsequent to acquisition.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers.  The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP.  The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.

				% Variance
				4Q18	4Q18	For the Twelve Months Ended December 31,		%
Operating net income available to common stockholders:	4Q18	3Q18	4Q17	3Q18	4Q17	2018	2017	Var.
Net income available to common stockholders	$98,116	$98,753	$22,115			$364,817	$191,163
Merger-related expense	—	—	1,054			—	56,513
Tax benefit of merger-related expense	—	—	(365)			—	(18,846)
Merger-related net securities gains	—	—	—			—	(2,609)
Tax expense of merger-related net securities gains	—	—	—			—	913
Reduction in valuation of deferred tax assets	—	—	54,042			—	54,042
Discretionary 401(k) contribution	—	—	—			874	—
Tax benefit of discretionary 401(k) contribution	—	—	—			(184)	—
Gain on sale of subsidiary	—	(5,135)	—			(5,135)	—
Tax expense of gain on sale of subsidiary	—	1,078	—			1,078	—
Branch consolidation costs	—	—	—			6,616	—
Tax benefit of branch consolidation costs	—	—	—			(1,389)	—
Operating net income available to common stockholders (non-GAAP)	$98,116	$94,696	$76,846	3.6	27.7	$366,677	$281,176	30.4

Operating earnings per diluted common share:
Earnings per diluted common share	$0.30	$0.30	$0.07			$1.12	$0.63
Merger-related expense	—	—	—			—	0.19
Tax benefit of merger-related expense	—	—	—			—	(0.06)
Merger-related net securities gains	—	—	—			—	(0.01)
Tax expense of merger-related net securities gains	—	—	—			—	—
Reduction in valuation of deferred tax assets	—	—	0.17			—	0.18
Discretionary 401(k) contribution	—	—	—			—	—
Tax benefit of discretionary 401(k) contribution	—	—	—			—	—
Gain on sale of subsidiary	—	(0.02)	—			(0.01)	—
Tax expense of gain on sale of subsidiary	—	0.01	—			0.01	—
Branch consolidation costs	—	—	—			0.02	—
Tax benefit of branch consolidation costs	—	—	—			(0.01)	—
Operating earnings per diluted common share (non-GAAP)	$0.30	$0.29	$0.24	3.4	25.0	$1.13	$0.93	21.5

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)				For the Twelve Months Ended December 31,
	4Q18	3Q18	4Q17	2018	2017
Return on average tangible equity:
Net income (annualized)	$397,244	$399,766	$95,719	$372,858	$199,204
Amortization of intangibles, net of tax (annualized)	11,966	11,926	12,381	12,365	11,386
Tangible net income (annualized) (non-GAAP)	$409,210	$411,692	$108,100	$385,223	$210,590

Average total stockholders' equity	$4,553,910	$4,516,008	$4,453,760	$4,490,833	$4,073,700
Less: Average intangibles (1)	(2,329,088)	(2,332,926)	(2,344,675)	(2,334,727)	(2,108,102)
Average tangible stockholders' equity (non-GAAP)	$2,224,822	$2,183,082	$2,109,085	$2,156,106	$1,965,598

Return on average tangible equity (non-GAAP)	18.39%	18.86%	5.13%	17.87%	10.71%
Return on average tangible common equity:
Net income available to common stockholders (annualized)	$389,265	$391,790	$87,740	$364,817	$191,163
Amortization of intangibles, net of tax (annualized)	11,966	11,926	12,381	12,365	11,386
Tangible net income available to common stockholders (annualized) (non-GAAP)	$401,231	$403,716	$100,121	$377,182	$202,549

Average total stockholders' equity	$4,553,910	$4,516,008	$4,453,760	$4,490,833	$4,073,700
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangibles (1)	(2,329,088)	(2,332,926)	(2,344,675)	(2,334,727)	(2,108,102)
Average tangible common equity (non-GAAP)	$2,117,940	$2,076,200	$2,002,203	$2,049,224	$1,858,716

Return on average tangible common equity (non-GAAP)	18.94%	19.44%	5.00%	18.41%	10.90%
Return on average tangible assets:
Net income (annualized)	$397,244	$399,766	$95,719	$372,858	$199,204
Amortization of intangibles, net of tax (annualized)	11,966	11,926	12,381	12,365	11,386
Tangible net income (annualized) (non-GAAP)	$409,210	$411,692	$108,100	$385,223	$210,590

Average total assets	$32,692,854	$32,402,803	$31,097,722	$32,138,497	$29,131,109
Less: Average intangibles (1)	(2,329,088)	(2,332,926)	(2,344,675)	(2,334,727)	(2,108,102)
Average tangible assets (non-GAAP)	$30,363,766	$30,069,877	$28,753,047	$29,803,770	$27,023,007

Return on average tangible assets (non-GAAP)	1.35%	1.37%	0.38%	1.29%	0.78%
Tangible book value per common share:
Total stockholders' equity	$4,608,285	$4,524,864	$4,409,194
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles (1)	(2,333,375)	(2,329,830)	(2,341,263)
Tangible common equity (non-GAAP)	$2,168,028	$2,088,152	$1,961,049

Common shares outstanding	324,314,529	324,275,186	323,465,140

Tangible book value per common share (non-GAAP)	$6.68	$6.44	$6.06

(1) Excludes loan servicing rights

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in thousands)				For the Twelve Months Ended December 31,
	4Q18	3Q18	4Q17	2018	2017
Tangible equity / tangible assets (period end):
Total stockholders' equity	$4,608,285	$4,524,864	$4,409,194
Less: intangibles (1)	(2,333,375)	(2,329,830)	(2,341,263)
Tangible equity (non-GAAP)	$2,274,910	$2,195,034	$2,067,931

Total assets	$33,101,840	$32,617,595	$31,417,635
Less: intangibles (1)	(2,333,375)	(2,329,830)	(2,341,263)
Tangible assets (non-GAAP)	$30,768,465	$30,287,765	$29,076,372

Tangible equity / tangible assets (period end) (non-GAAP)	7.39%	7.25%	7.11%
Tangible common equity / tangible assets (period end):
Total stockholders' equity	$4,608,285	$4,524,864	$4,409,194
Less: preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: intangibles(1)	(2,333,375)	(2,329,830)	(2,341,263)
Tangible common equity (non-GAAP)	$2,168,028	$2,088,152	$1,961,049

Total assets	$33,101,840	$32,617,595	$31,417,635
Less: intangibles (1)	(2,333,375)	(2,329,830)	(2,341,263)
Tangible assets (non-GAAP)	$30,768,465	$30,287,765	$29,076,372

Tangible common equity / tangible assets (period end) (non-GAAP)	7.05%	6.89%	6.74%

KEY PERFORMANCE INDICATORS
Efficiency ratio (FTE):
Total non-interest expense	$169,707	$170,729	$166,529	$694,532	$681,541
Less: amortization of intangibles	(3,818)	(3,805)	(4,801)	(15,652)	(17,517)
Less: OREO expense	(1,267)	(1,492)	(1,026)	(6,359)	(4,438)
Less: merger-related expense	—	—	(1,054)	—	(56,513)
Less: discretionary 401(k) contribution	—	—	—	(874)	—
Less: branch consolidation costs	—	—	—	(2,939)	—
Adjusted non-interest expense	$164,622	$165,432	$159,648	$668,708	$603,073

Net interest income	$232,242	$234,787	$230,036	$932,489	$846,434
Taxable equivalent adjustment	3,447	3,400	5,597	13,270	18,766
Non-interest income	68,425	74,834	65,104	275,651	252,449
Less: net securities gains	(3)	—	(21)	(34)	(5,916)
Less: gain on sale of subsidiary	—	(5,135)	—	(5,135)	—
Add: branch consolidation costs	—	—	—	3,677	—
Adjusted net interest income (FTE) + non-interest income	$304,111	$307,886	$300,716	$1,219,918	$1,111,733

Efficiency ratio (FTE) (non-GAAP)	54.13%	53.73%	53.09%	54.82%	54.25%
(1) Excludes loan servicing rights